News Release

Contact:
Corfin Communications
Harry Chathli, Claire Norbury
+44 20 7977 0020

ROK Entertainment Group Ltd.
(ROK or “the Company”)

Completion of Public Share Exchange with Cyberfund, Inc.

Wolverhampton, England 15 November 2007: ROK Entertainment Group Ltd. announced today the completion of its share exchange transaction with Cyberfund, Inc., a US public company (OTC BB:CYFD). The combined company will operate initially under the name of Cyberfund and will continue to be listed on the NASD’s Over-the-Counter (OTC) Bulletin Board under the trading symbol, CYFD. On listing, the Company will have a total of 49,956,161 common shares outstanding.

Currently, ROK operates under the Companies Law of England and Wales. It is the intention of Cyberfund to reincorporate in the state of Delaware and change its corporate name to ROK Entertainment Group, Inc., upon necessary stockholder approval. In connection with the name change, the Company will also obtain a new ticker symbol for quotation on the OTC Bulletin Board.

In the transaction, Cyberfund acquired substantially all of the outstanding ordinary shares of ROK through a share exchange. In the share exchange, substantially all of the shareholders of ROK tendered their shares of ROK in exchange for shares of the publicly-traded Cyberfund. In consideration of the shares of ROK, Cyberfund issued shares of its common stock to the shareholders of ROK, representing approximately 92% of its outstanding shares. As a result of the share exchange, Cyberfund owns substantially all of the outstanding shares of ROK, and ROK will be a subsidiary of Cyberfund and continue the existing operations of ROK as a publicly-traded company.

Following the share exchange, ROK’s existing management assumed their same positions with the publicly-traded company.

Commenting on the transaction, Laurence Alexander, Chief Executive Officer, said: “We are delighted to complete this transaction which creates a dynamic new force in the global mobile entertainment industry. We believe the demand for mobile content is set to grow exponentially over the next decade. As an enlarged Group with access to public markets and a proven management team, ROK is well placed to exploit these trends for delivering shareholder value.”

It is the intention of the Board to carry on ROK’s business as the Company’s sole line of business. ROK was founded in May 2004 with the intention to design and develop the technology required to deliver audio-visual content to mobile phones. The Company has offices in the United Kingdom, the United States and the People’s Republic of China, as well as joint ventures in Russia and Brazil.

“I am hugely proud of our achievements to date,” added Jonathan Kendrick, Chairman of ROK, “as it’s taken a massive amount of effort, initiative and perseverance by all our staff to have reached where we are today.”

According to Wireless Intelligence, a collaboration between Ovum, a market research company, and the GSM Association, an industry body, the size of the worldwide market of mobile phone users reached 2.5 billion subscribers worldwide in September 2006, and is expected to exceed 3 billion subscribers by 2008. The Company’s products and services are targeted to this large and growing mobile phone user market.

ROK currently has 3 registered patents and 42 additional patent applications pending for new technologies which it has developed for the delivery of video entertainment to mobile phones. The technologies facilitate delivery of services, including, on-demand mobile TV streamed over mass-market 2.5G via GPRS, the storage of copy-protected movies stored on memory cards for play on mobile phones, Java, SMS and P2P games, place-shifting to mobile devices and VoIP mobile calling.

It is the Company’s plan to continue the roll-out of its products worldwide and maintain its investment in research and development to improve current products, and increase compatibility and user features, as well as work on new technologies and products.

A focus on technology exposes the business to risks of technological change and the Company is now actively acquiring, creating and aggregating content and services to deliver across the rapidly expanding network of content distribution.

The Company has a number of operational deployments as of the end of October 2007, including ROK TV with AIS (Thailand), Telenor (Pakistan), BSNL (India), Avea (Turkey) and Vodacom (South Africa), as well as ROK’s mobile TV service marketed direct-to-consumers. ROK Media has deployed a variety of innovative mobile entertainment applications to include ANSA, ROK Comics and Fonepark in the United Kingdom, the United States, China, Pakistan and Russia.

ROK New Net in China is providing lottery services and selling lottery tickets for the Beijing Welfare Lottery, as well as a number of other mobile value-added telecommunications service operators (VAS).

Before the end of the second quarter of 2008, ROK aims to achieve a significant global reach in mobile television (FreeBe TV and ROK TV), as well as expand the Company’s product portfolio and breadth of commercial deployment of these services (through cross-sales of products and services), through ROK’s existing and growing partner distribution network which includes Mobile Operating companies and handset manufacturers.

More information is available at www.rokcorp.com.

The securities sold by Cyberfund in the share exchange transaction have not been registered under the U.S. Securities Act of 1933 and may not be sold in the United States absent registration pursuant to the Securities Act or an exemption therefrom. Cyberfund expects to file a current report on Form 8-K shortly with more complete information about its business, operations and financial condition.

Advising ROK on the share exchange transaction was Greenberg Traurig, LLP, as U.S. legal counsel.

Forward looking statement:

The information contained in this new release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in these statements. Forward-looking statements regarding the timing of developing, testing and releasing existing and new products, of marketing and selling them, of deriving revenues and profits from them, as well as the effects of those revenues and profits on the company's margins and financial position, are uncertain because many of the factors affecting the timing of those items are beyond the company's control.